Exhibit 1

Carl C. Icahn Issues Statement in Response to Press Inquiries
Regarding Dell Transaction Rumors

November 14, 2018

The press is widely reporting that Dell may be raising the price it is willing to pay to buy out our DVMT shares, which we believe is largely the result of our opposition and efforts. If the Company is able to get this deal approved, it is our understanding that DVMT shareholders will own over 20% of Dell’s outstanding stock.  Especially given Michael Dell’s questionable corporate governance record and disregard for minority shareholders, it is imperative that DVMT shareholders are given basic corporate governance rights as Class C shareholders.  At a minimum, Class C shareholders must have the right to elect at least 3 independent directors, so that the Company isn’t controlled solely by Michael Dell and Silver Lake.  Without this corporate governance, we believe the rumored offer will be worth far less than its headline price.

Additional Information and Where to Find it; Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES (TOGETHER THE “PARTICIPANTS”) FROM THE CLASS V STOCKHOLDERS OF DELL TECHNOLOGIES INC. FOR USE AT A SPECIAL MEETING OF STOCKHOLDERS OF DELL TECHNOLOGIES INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT DVMT@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL TECHNOLOGIES INC